Exhibit 99.1
Best Buy Reports Better-than-Expected First Quarter Revenue and Profit
Enterprise Comparable Sales Increased 1.6%
Diluted EPS of $0.60

MINNEAPOLIS, May 25, 2017 -- Best Buy Co., Inc. (NYSE: BBY) today announced results for the first quarter ended April 29, 2017 (“Q1 FY18”), as compared to the first quarter ended April 30, 2016 (“Q1 FY17”). The company reported GAAP diluted earnings per share from continuing operations of $0.60, a decrease of 13% from $0.69 in Q1 FY17, entirely driven by the large CRT settlement proceeds received last year which did not recur in Q1 FY18. Non-GAAP diluted earnings per share from continuing operations were $0.60, an increase of 40% from $0.43 in Q1 FY17.

	Q1 FY18	Q1 FY17[1]
Revenue ($ in millions)[2]
Enterprise	$8,528	$8,443
Domestic segment	$7,912	$7,829
International segment	$616	$614
Enterprise comparable sales % change	1.6%	(0.1)%
Domestic comparable sales % change	1.4%	(0.1)%
Domestic comparable online sales % change	22.5%	23.9%
International comparable sales % change	4.0%	N/A
Operating Income:
GAAP operating income as a % of revenue	3.5%	4.4%
Non-GAAP operating income as a % of revenue	3.5%	2.8%
Diluted Earnings per Share (EPS):
GAAP diluted EPS from continuing operations	$0.60	$0.69
Non-GAAP diluted EPS from continuing operations	$0.60	$0.43
For GAAP to non-GAAP reconciliations, please refer to the attached supporting schedule titled "Reconciliation of non-GAAP Financial Measures".

“We are pleased today to report strong top and bottom line results for the first quarter of fiscal 2018,” said Hubert Joly, Best Buy chairman and CEO. “Our Q1 performance reflects the strength of our customer value proposition and continued momentum in the execution of our strategy. I want to thank all our associates across the company for their hard work in delivering these results.”

Joly continued, “We grew our Enterprise comparable sales by 1.6% during the quarter, driven by growth in both the Domestic and International segments. We also continued to drive significant growth in the online channel -- with Domestic online comparable sales increasing 22.5%. On the profitability side, at the Enterprise level, we continued to optimize merchandise margins and exercise good expense management.”

Joly continued, “Compared to our expectations going into the quarter, our revenue was higher due to strong performance in gaming, a better-than-expected result in mobile, and the improvement of overall sales trends due to the arrival of delayed federal tax refund checks.”

Joly concluded, “We are energized about our opportunities and the strategy we are pursuing. We believe we are uniquely positioned to help our customers in a meaningful way with our combination of multi-channel assets -- including our online, store and in-home capabilities, and I love how our teams are mobilized to deliver on our mission and Build the New Blue.”

Best Buy CFO Corie Barry commented, “Our second quarter guidance reflects the continuation of much of the positive category momentum we saw in the first quarter, as well as the increased level of growth investments included in our initial annual guidance. For the second quarter, we expect Enterprise comparable sales growth in the range of 1.5% to 2.5% and non-GAAP diluted EPS in the range of $0.57 to $0.62.3”

Barry continued, “For the full year, which as a reminder has an extra week, we are updating our topline guidance to reflect the better-than-expected first quarter results and our second quarter guidance. We are now expecting revenue growth of approximately 2.5% versus our original guidance of approximately 1.5%. Before I discuss our non-GAAP operating income growth guidance, I would like to note that due to a change in the non-GAAP treatment of non-restructuring property and equipment impairments, we have recast last year’s FY17 non-GAAP results.1 Therefore, our updated full-year non-GAAP operating income growth guidance is based on the recast FY17 non-GAAP operating income, which is $26 million, or 1.5%, lower than originally reported. In that context, we are expecting full year non-GAAP operating income growth of 3.5% to 8.5% versus our original guidance of 1% to 3% growth.3 We recognize it is early in the year and that historically the first quarter represents approximately 15% of our annual operating income. As such, this outlook range allows for a level of flexibility as we strategically balance our pace of investments, returns from new initiatives, ongoing cost reductions and efficiencies and ongoing pressures in the business including approximately $60 million of lower profit share revenue.”

FY18 Financial Guidance

Note: FY18 has 53 weeks compared to 52 weeks in FY17. The extra week occurs in Q4 FY18.

Best Buy is providing the following Q2 FY18 financial outlook:

•	Enterprise revenue in the range of $8.6 billion to $8.7 billion

•	Enterprise comparable sales change in the range of 1.5% to 2.5%

•	Domestic comparable sales change in the range of 1.5% to 2.5%

•	International comparable sales change in the range of flat to 3.0%

•	Non-GAAP effective income tax rate of 36.5% to 37.0%[3]

•	Diluted weighted average share count of approximately 310 million

•	Non-GAAP diluted EPS of $0.57 to $0.62[3]

Best Buy is updating its full year FY18 financial outlook to the following:

•	Enterprise revenue growth of approximately 2.5%

•	Enterprise non-GAAP operating income growth rate in the range of 3.5% to 8.5%, based on the recast FY17 non-GAAP operating income of $1.733 billion as detailed in the note below[1,3]

•	Enterprise non-GAAP effective income tax rate of approximately 35.5%[3]

•	On a 52-week basis, Enterprise revenue growth of approximately 1.0%

•	On a 52-week basis, Enterprise non-GAAP operating income growth rate in the range of 1.5% to 5.5%, based on the recast FY17 non-GAAP operating income of $1.733 billion as detailed in the note below[1,3]

Note: The company’s full year non-GAAP operating income growth rate on both a 53-week and 52-week basis is based on a recast fiscal 2017 non-GAAP operating income of $1.733 billion, which is $26 million, or 1.5%, lower than originally reported. The recast was done for comparability purposes as the company is no longer excluding non-restructuring property and equipment impairment charges from its non-GAAP results beginning in Q1 FY18. For additional details on the recast financials, please refer to the attached supporting schedule titled “FY16 and FY17 Recast Non-GAAP Segment Information”.1

Domestic Segment First Quarter Results

Domestic Revenue
Domestic revenue of $7.9 billion increased 1.1% versus last year driven by comparable sales growth of 1.4%, partially offset by the loss of revenue from 12 large format and 40 Best Buy Mobile store closures.

From a merchandising perspective, comparable sales growth in computing, connected home and gaming was partially offset by declines in tablets.

Domestic online revenue of $1.02 billion increased 22.5% on a comparable basis primarily due to higher conversion rates and increased traffic. As a percentage of total Domestic revenue, online revenue increased 230 basis points to 12.9% versus 10.6% last year.

Domestic Gross Profit Rate
Domestic gross profit rate was 23.6% versus 25.4% last year. On a non-GAAP basis, gross profit rate was 23.6% versus 23.0% last year. Both the GAAP and non-GAAP gross profit rates increased by approximately 60 basis points primarily due to (1) improved margin rates across multiple categories, particularly in appliances and home theater, and (2) legal settlement proceeds of $8 million, or 10 basis points, in the services category. These increases were partially offset by margin pressure in the mobile category and the negative impact of higher sales in the lower-margin gaming category. Additionally, the GAAP gross profit rate in Q1 FY17 was inflated by approximately 240 basis points due to $183 million in CRT settlement proceeds that did not recur in Q1 FY18.

Domestic Selling, General and Administrative Expenses (“SG&A”)
Domestic SG&A expenses were $1.57 billion, or 19.9% of revenue, versus $1.59 billion, or 20.3% of revenue, last year. On a non-GAAP basis, SG&A expenses were $1.57 billion, or 19.9% of revenue, versus $1.57 billion, or 20.0% of revenue, last year. GAAP and non-GAAP SG&A both increased $8 million primarily due to slightly higher incentive compensation expenses. Additionally, GAAP SG&A in Q1 FY17 was higher by $22 million due to CRT settlement legal fees that did not recur this year.

International Segment First Quarter Results

International Revenue
International revenue of $616 million increased 0.3% driven primarily by comparable sales growth of 4.0% due to growth in both Canada and Mexico. The comparable sales growth was partially offset by an approximately 215-basis point negative impact from lapping the $13 million Q1 FY17 periodic profit sharing benefit from our services plan portfolio4 and approximately 150 basis points of negative foreign currency impact.

International Gross Profit Rate
International GAAP and non-GAAP gross profit rate was 24.5% versus 25.9% last year. The 140-basis point decline was primarily driven by a lower year-over-year gross profit rate in Canada due to approximately 160 basis points of negative impact from lapping the $13 million Q1 FY17 periodic profit sharing benefit from our services plan portfolio.4

International SG&A
International GAAP and non-GAAP SG&A expenses were $149 million, or 24.2% of revenue, versus $157 million, or 25.6% of revenue, last year. For both GAAP and non-GAAP SG&A, the $8 million decrease was primarily driven by slightly lower administrative and payroll and benefits costs.

Share Repurchases and Dividends

During Q1 FY18, the company returned a total of $478 million to shareholders through share repurchases and dividends.

On March 1, 2017, the company announced the intent to repurchase $3 billion of its shares over a two-year period. In Q1 FY18, the company repurchased 8.1 million shares for a total of $373 million. The company’s cumulative share repurchases, net of dilution from equity based awards, positively benefitted GAAP and non-GAAP diluted EPS by $0.02 in Q1 FY18.

On April 12, 2017, the company paid a quarterly dividend of $0.34 per common share outstanding, or $105 million.

Income Taxes - Adoption of Stock-Based Compensation Accounting Changes

In Q1 FY18, the company adopted Accounting Standards Update (ASU) 2016-09, Compensation-Stock Compensation: Improvements to Employee Share-Based Payment Accounting, which now requires all differences between the tax value and the book value for stock-based compensation to be recognized as either income tax expense or benefit as the shares vest or options are exercised or cancelled. The impact of this change on Q1 FY18 was a benefit of approximately $2 million, or $0.01 of non-GAAP diluted EPS. Future impacts could be positive or negative depending on the stock price, shares vested or options exercised or cancelled in a given quarter. The company’s current expectation is that the full year impact will be a benefit to income tax expense and, based on current projections, is the primary driver of the lower FY18 non-GAAP effective income tax rate of approximately 35.5% that the company guided today, versus previous guidance of 36.5%.3

Conference Call

Best Buy is scheduled to conduct an earnings conference call at 8:00 a.m. Eastern Time (7:00 a.m. Central Time) on May 25, 2017. A webcast of the call is expected to be available at www.investors.bestbuy.com both live and after the call.

(1) Beginning in Q1 FY18, the company will no longer be excluding non-restructuring property and equipment impairment charges from its non-GAAP financial metrics. When the company began to execute its Renew Blue transformation in Q4 FY13, it adopted a change to non-GAAP reporting to exclude non-restructuring property and equipment impairment charges from non-GAAP results. From that point, until Q4 FY17, the company believed that reporting non-GAAP results that excluded these charges provided a supplemental view of the company's ongoing performance that was useful and relevant to its investors. Now that Renew Blue has ended and Best Buy 2020: Building The New Blue has officially launched, the company believes it is no longer necessary to adjust for non-restructuring property and equipment impairments in its non-GAAP reporting. The company believes that future such impairments will predominantly be immaterial and incurred in the ordinary scope of ongoing operations. Accordingly, commencing in Q1 FY18, the company no longer plans to adjust for non-restructuring property and equipment impairments. Prior-period financial information included herein has been recast to conform with this presentation, including applicable income tax effects. For additional details on the recast financials, please refer to the attached supporting schedule titled “FY16 and FY17 Recast Non-GAAP Segment Information.” A complete GAAP to non-GAAP reconciliation for FY16 and FY17, by quarter, is also attached as Exhibit 99.2 in the company's 8-K filed on May 25, 2017, and is available on the company's investor relations website at www.investors.bestbuy.com.

(2) On March 28, 2015, the company consolidated the Future Shop and Best Buy stores and websites in Canada under the Best Buy brand. This resulted in the permanent closure of 66 Future Shop stores, the conversion of 65 Future Shop stores to Best Buy stores and the elimination of the Future Shop website. The Canadian brand consolidation had a material impact on a year-over-year basis on the Canadian retail stores and the website and, as such, all store and website revenue was removed from the comparable sales base and International (comprised of Canada and Mexico) did not have a comparable metric through Q3 FY17. From Q1 FY16 through Q3 FY17 Enterprise comparable sales were equal to Domestic comparable sales.

Beginning in Q4 FY17, the company resumed reporting International comparable sales and as such, Enterprise comparable sales are once again equal to the aggregation of Domestic and International comparable sales.

(3) A reconciliation of the projected non-GAAP operating income, non-GAAP effective tax rate and non-GAAP diluted EPS, which are forward-looking non-GAAP financial measures, to the most directly comparable GAAP financial measures, is not provided because the company is unable to provide such reconciliation without unreasonable effort. The inability to provide a reconciliation is due to the uncertainty and inherent difficulty predicting the occurrence, the financial impact and the periods in which the non-GAAP adjustments may be recognized. These GAAP measures may include the impact of such items as restructuring charges; litigation settlements; goodwill impairments; gains and losses on investments; and the tax effect of all such items. Historically, the company has excluded these items from non-GAAP financial measures. The company currently expects to continue to exclude these items in future disclosures of non-GAAP financial measures and may also exclude other items that may arise (collectively, “non-GAAP adjustments”). The decisions and events that typically lead to the recognition of non-GAAP adjustments, such as a decision to exit part of the business or reaching settlement of a legal dispute, are inherently unpredictable as to if or when they may occur. For the same reasons, the company is unable to address the probable significance of the unavailable information, which could be material to future results.

(4) In Q1 FY18, the International business did not record a periodic profit sharing benefit from its services plan portfolio as compared to a $13 million benefit recorded in Q1 FY17.

Forward-Looking and Cautionary Statements:
This earnings release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 as contained in Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 that reflect management’s current views and estimates regarding future market conditions, company performance and financial results, business prospects, new strategies, the competitive environment and other events. You can identify these statements by the fact that they use words such as “anticipate,” “believe,” ”assume,” “estimate,” “expect,” “intend,” “project,” “guidance,” “plan,” “outlook,” and other words and terms of similar meaning. These statements involve a number of risks and uncertainties that could cause actual results to differ materially from the potential results discussed in the forward-looking statements. Among the factors that could cause actual results and outcomes to differ materially from those contained in such forward-looking statements are the following: macro-economic conditions (including fluctuations in housing prices, oil markets and jobless rates), conditions in the industries and categories in which we operate, changes in consumer preferences or confidence, changes in consumer spending and debt levels, the mix of products and services offered for sale in our physical stores and online, credit market changes and constraints, product availability, trade restrictions or changes in the costs of imports, competitive initiatives of competitors (including pricing actions and promotional activities), strategic and business decisions of our vendors (including actions that could impact promotional support, product margin and/or supply), the success of new product launches, the impact of pricing investments and promotional activity, weather, natural or man-made disasters, attacks on our data systems, the company’s ability to prevent or react to a disaster recovery situation, changes in law or regulations, changes in tax rates, changes in taxable income in each jurisdiction, tax audit developments and resolution of other discrete tax matters, foreign currency fluctuation, the company’s ability to manage its property portfolio, the impact of labor markets, the company’s ability to retain qualified employees and management, failure to achieve anticipated expense and cost reductions, disruptions in our supply chain, the costs of procuring goods the company sells, failure to achieve anticipated revenue and profitability increases from operational and restructuring changes (including investments in our multi-channel capabilities), inability to secure or maintain favorable vendor terms, failure to accurately predict the duration over which we will incur costs, development of new businesses, failure to complete or achieve anticipated benefits of announced transactions, and our ability to protect information relating to our employees and customers. A further list and description of these risks, uncertainties and other matters can be found in the company’s annual report and other reports filed from time to time with the Securities and Exchange Commission (“SEC”), including, but not limited to, Best Buy’s Report on Form 10-K filed with the SEC on March 24, 2017. Best Buy cautions that the foregoing list of important factors is not complete, and any forward-looking statements speak only as of the date they are made, and Best Buy assumes no obligation to update any forward-looking statement that it may make.

Investor Contact:	Media Contact:
Mollie O'Brien	Jeff Shelman
(612) 291-7735 or mollie.obrien@bestbuy.com	(612) 291-6114 or jeffrey.shelman@bestbuy.com

BEST BUY CO., INC.
CONSOLIDATED STATEMENTS OF EARNINGS
($ and shares in millions, except per share amounts)
(Unaudited and subject to reclassification)

	Three Months Ended
	April 29, 2017	April 30, 2016
Revenue	$8,528	$8,443
Cost of goods sold	6,506	6,298
Gross profit	2,022	2,145
Gross profit %	23.7%	25.4%
Selling, general and administrative expenses	1,722	1,744
SG&A %	20.2%	20.7%
Restructuring charges	—	29
Operating income	300	372
Operating income %	3.5%	4.4%
Other income (expense):
Gain on sale of investments	—	2
Investment income and other	11	6
Interest expense	(19)	(20)
Earnings from continuing operations before income tax expense	292	360
Income tax expense	104	134
Effective tax rate	35.6%	37.3%
Net earnings from continuing operations	188	226
Gain from discontinued operations, net of tax	—	3
Net earnings	$188	$229

Basic earnings per share
Continuing operations	$0.61	$0.70
Discontinued operations	—	0.01
Basic earnings per share	$0.61	$0.71

Diluted earnings per share
Continuing operations	$0.60	$0.69
Discontinued operations	—	0.01
Diluted earnings per share	$0.60	$0.70

Dividends declared per common share	$0.34	$0.73

Weighted-average common shares outstanding
Basic	309.2	323.6
Diluted	315.0	326.7

BEST BUY CO., INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
($ in millions)
(Unaudited and subject to reclassification)

	April 29, 2017	April 30, 2016
ASSETS
Current assets
Cash and cash equivalents	$1,651	$1,845
Short-term investments	1,948	1,220
Receivables, net	1,011	1,097
Merchandise inventories	4,637	4,719
Other current assets	409	401
Total current assets	9,656	9,282
Property and equipment, net	2,287	2,332
Goodwill	425	425
Other assets	587	831
Non-current assets held for sale	—	31
TOTAL ASSETS	$12,955	$12,901

LIABILITIES & EQUITY
Current liabilities
Accounts payable	$4,599	$4,397
Unredeemed gift card liabilities	389	379
Deferred revenue	371	349
Accrued compensation and related expenses	274	277
Accrued liabilities	699	791
Accrued income taxes	93	97
Current portion of long-term debt	45	44
Total current liabilities	6,470	6,334
Long-term liabilities	684	807
Long-term debt	1,302	1,334
Equity	4,499	4,426
TOTAL LIABILITIES & EQUITY	$12,955	$12,901

BEST BUY CO., INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
($ in millions)
(Unaudited and subject to reclassification)

	Three Months Ended
	April 29, 2017	April 30, 2016[1]
OPERATING ACTIVITIES
Net earnings	$188	$229
Adjustments to reconcile net earnings to total cash provided by operating activities:
Depreciation	161	162
Restructuring charges	—	29
Stock-based compensation	31	31
Deferred income taxes	12	8
Other, net	(1)	(3)
Changes in operating assets and liabilities:
Receivables	333	73
Merchandise inventories	223	365
Other assets	(25)	(30)
Accounts payable	(382)	(73)
Other liabilities	(364)	(211)
Income taxes	67	(88)
Total cash provided by operating activities	243	492

INVESTING ACTIVITIES
Additions to property and equipment	(153)	(136)
Purchases of investments	(1,134)	(591)
Sales of investments	863	683
Other, net	1	4
Total cash used in investing activities	(423)	(40)

FINANCING ACTIVITIES
Repurchase of common stock	(373)	(52)
Issuance of common stock	75	21
Dividends paid	(105)	(238)
Repayments of debt	(10)	(362)
Other, net	—	10
Total cash used in financing activities	(413)	(621)

EFFECT OF EXCHANGE RATE CHANGES ON CASH	(6)	40
DECREASE IN CASH, CASH EQUIVALENTS AND RESTRICTED CASH	(599)	(129)
CASH, CASH EQUIVALENTS AND RESTRICTED CASH AT BEGINNING OF PERIOD[2]	2,433	2,161
CASH, CASH EQUIVALENTS AND RESTRICTED CASH AT END OF PERIOD[2]	$1,834	$2,032

(1)
Represents Condensed Consolidated Statement of Cash Flow as of April 30, 2016, recast to present the company's retrospective adoption of Accounting Standards Update (ASU) 2016-09, Compensation-Stock Compensation: Improvements to Employee Share-Based Payment Accounting, ASU 2016-15, Statement of Cash Flows: Classifications of Certain Cash Receipts and Cash Payments and ASU 2016-18, Statement of Cash Flows: Restricted Cash. The adoption of the standards drove a $9 million increase to cash provided by operating activities, a $2 million decrease in cash used in investing activities, a $9 million increase in cash used in financing activities, a $185 million increase to the beginning cash balance and a $187 million increase to the ending cash balance.

(2)
The beginning and ending cash, cash equivalents and restricted cash balances are different than the cash and cash equivalents balance on the Condensed Consolidated Balance Sheet due to the adoption of ASU 2016-18 described above. For FY17, the impact is a $185 million increase in the beginning balance and a $187 million increase in the ending balance. For FY18, the impact is a $193 million increase in the beginning balance and a $183 million increase in the ending balance. Restricted cash is recorded in Other current assets on the Condensed Consolidated Balance Sheets.

BEST BUY CO., INC.
SEGMENT INFORMATION
($ in millions)
(Unaudited and subject to reclassification)

Domestic Segment Performance Summary	Three Months Ended
	April 29, 2017	April 30, 2016[1]
Revenue	$7,912	$7,829
Gross profit	$1,871	$1,986
SG&A	$1,573	$1,587
Operating income	$298	$372

Key Metrics
Comparable sales % change	1.4%	(0.1)%
Comparable online sales % change	22.5%	23.9%
Gross profit as a % of revenue	23.6%	25.4%
SG&A as a % of revenue	19.9%	20.3%
Operating income as a % of revenue	3.8%	4.8%

Non-GAAP Results
Gross profit	$1,871	$1,803
Gross profit as a % of revenue	23.6%	23.0%
SG&A	$1,573	$1,565
SG&A as a % of revenue	19.9%	20.0%
Operating income	$298	$238
Operating income as a % of revenue	3.8%	3.0%

International Segment Performance Summary	Three Months Ended
	April 29, 2017	April 30, 2016
Revenue	$616	$614
Gross profit	$151	$159
SG&A	$149	$157
Operating income	$2	$—

Key Metrics
Comparable sales % change[2]	4.0%	N/A
Gross profit as a % of revenue	24.5%	25.9%
SG&A as a % of revenue	24.2%	25.6%
Operating income as a % of revenue	0.3%	—%

Non-GAAP Results
Gross profit	$151	$159
Gross profit as a % of revenue	24.5%	25.9%
SG&A	$149	$157
SG&A as a % of revenue	24.2%	25.6%
Operating income	$2	$2
Operating income as a % of revenue	0.3%	0.3%

(1)
Beginning in Q1 FY18, the company will no longer be excluding non-restructuring property and equipment impairment charges from its non-GAAP financial metrics. To ensure its financial results are comparable, the company has recast FY16 and FY17, by quarter, to reflect the previously excluded impairments now being included in non-GAAP SG&A. For additional details, please refer to the attached supporting schedule titled “FY16 and FY17 Recast Non-GAAP Segment Information."

(2)
On March 28, 2015, the company consolidated the Future Shop and Best Buy stores and websites in Canada under the Best Buy brand. This resulted in the permanent closure of 66 Future Shop stores, the conversion of 65 Future Shop stores to Best Buy stores and the elimination of the Future Shop website. The Canadian brand consolidation had a material impact on a year-over-year basis on the Canadian retail stores and the website and, as such, all store and website revenue was removed from the comparable sales base and International (comprised of Canada and Mexico) did not have a comparable metric through Q3 FY17. From Q1 FY16 through Q3 FY17, Enterprise comparable sales were equal to Domestic comparable sales. Beginning in Q4 FY17, the company resumed reporting International comparable sales and as such, Enterprise comparable sales are once again equal to the aggregation of Domestic and International comparable sales.

BEST BUY CO., INC.
REVENUE CATEGORY SUMMARY
(Unaudited and subject to reclassification)

	Revenue Mix Summary		Comparable Sales
	Three Months Ended		Three Months Ended
Domestic Segment	April 29, 2017	April 30, 2016	April 29, 2017	April 30, 2016
Consumer Electronics	33%	33%	0.7%	5.6%
Computing and Mobile Phones	45%	47%	(0.3)%	(3.5)%
Entertainment	7%	6%	11.3%	(11.6)%
Appliances	10%	9%	4.6%	14.3%
Services	5%	5%	4.2%	(10.7)%
Other	—%	—%	N/A	N/A
Total	100%	100%	1.4%	(0.1)%

	Revenue Mix Summary		Comparable Sales
	Three Months Ended		Three Months Ended
International Segment[1]	April 29, 2017	April 30, 2017	April 29, 2017	April 30, 2016
Consumer Electronics	29%	29%	3.0%	N/A
Computing and Mobile Phones	48%	50%	(1.5)%	N/A
Entertainment	7%	6%	14.8%	N/A
Appliances	7%	5%	37.9%	N/A
Services	7%	8%	11.1%	N/A
Other	2%	2%	N/A	N/A
Total	100%	100%	4.0%	N/A

(1)
On March 28, 2015, the company consolidated the Future Shop and Best Buy stores and websites in Canada under the Best Buy brand. This resulted in the permanent closure of 66 Future Shop stores, the conversion of 65 Future Shop stores to Best Buy stores and the elimination of the Future Shop website. The Canadian brand consolidation had a material impact on a year-over-year basis on the Canadian retail stores and the website and, as such, all store and website revenue was removed from the comparable sales base and International (comprised of Canada and Mexico) did not have a comparable metric through Q3 FY17. From Q1 FY16 through Q3 FY17, Enterprise comparable sales were equal to Domestic comparable sales. Beginning in Q4 FY17, the company resumed reporting International comparable sales and as such, Enterprise comparable sales are once again equal to the aggregation of Domestic and International comparable sales.

BEST BUY CO., INC.
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
CONTINUING OPERATIONS
($ in millions, except per share amounts)
(Unaudited and subject to reclassification)

The following information provides reconciliations of the most comparable financial measures from continuing operations calculated and presented in accordance with accounting principles generally accepted in the U.S. (“GAAP”) to presented non-GAAP financial measures. The company believes that non-GAAP financial measures, when reviewed in conjunction with GAAP financial measures, can provide more information to assist investors in evaluating current period performance and in assessing future performance. For these reasons, internal management reporting also includes non-GAAP measures. Generally, presented non-GAAP measures include adjustments for items such as restructuring charges, goodwill impairments and gains or losses on investments. In addition, certain other items may be excluded from non-GAAP financial measures when the company believes this provides greater clarity to management and investors. These non-GAAP financial measures should be considered in addition to, and not superior to or as a substitute for the GAAP financial measures presented in this earnings release and the company’s financial statements and other publicly filed reports. Non-GAAP measures as presented herein may not be comparable to similarly titled measures used by other companies.

The following tables reconcile gross profit, SG&A, operating income, effective tax rate, net earnings and diluted earnings per share for the periods presented for continuing operations (GAAP financial measures) to non-GAAP gross profit, non-GAAP SG&A, non-GAAP operating income, non-GAAP effective tax rate, non-GAAP net earnings and non-GAAP diluted earnings per share for continuing operations (non-GAAP financial measures) for the periods presented.

	Three Months Ended		Three Months Ended
	April 29, 2017		April 30, 2016[1]
	$	% of Rev.	$	% of Rev.
Domestic - Continuing Operations
Gross Profit	$1,871	23.6%	$1,986	25.4%
CRT/LCD settlements[2]	$—	—%	(183)	(2.3)%
Non-GAAP gross profit	$1,871	23.6%	$1,803	23.0%

SG&A	$1,573	19.9%	$1,587	20.3%
CRT/LCD settlement legal fees and costs[2]	—	—%	(22)	(0.3)%
Non-GAAP SG&A	$1,573	19.9%	$1,565	20.0%

Operating income	$298	3.8%	$372	4.8%
Net CRT/LCD settlements[2]	—	—%	(161)	(2.1)%
Restructuring charges	—	—%	27	0.3%
Non-GAAP operating income	$298	3.8%	$238	3.0%

International - Continuing Operations
Operating income	$2	0.3%	$—	—%
Restructuring charges	—	—%	2	0.3%
Non-GAAP operating income	$2	0.3%	$2	0.3%

Consolidated - Continuing Operations
Gross profit	$2,022	23.7%	$2,145	25.4%
CRT/LCD settlements[2]	—	—%	(183)	(2.2)%
Non-GAAP gross profit	$2,022	23.7%	$1,962	23.2%

SG&A	$1,722	20.2%	$1,744	20.7%
CRT/LCD legal fees and costs[2]	—	—%	(22)	(0.3)%
Non-GAAP SG&A	$1,722	20.2%	$1,722	20.4%

Operating income	$300	3.5%	$372	4.4%
Net CRT/LCD settlements[2]	—	—%	(161)	(1.9)%
Restructuring charges	—	—%	29	0.3%
Non-GAAP operating income	$300	3.5%	$240	2.8%

	Three Months Ended	Three Months Ended
	April 29, 2017	April 30, 2016[1]
	$ % of Rev.	$ % of Rev.
Income tax expense	$104	$134
Effective tax rate	35.6%	37.3%
Income tax impact of non-GAAP adjustments[3]	—	(49)
Non-GAAP income tax expense	$104	$85
Non-GAAP effective tax rate	35.6%	37.7%

Net earnings	$188	$226
Net CRT/LCD settlements[2]	—	(161)
Restructuring charges	—	29
Gain on investments, net	—	(2)
Income tax impact of non-GAAP adjustments[3]	—	49
Non-GAAP net earnings	$188	$141

Diluted EPS	$0.60	$0.69
Per share impact of net CRT/LCD settlements[2]	—	(0.49)
Per share impact of restructuring charges	—	0.09
Per share impact of loss on investments, net	—	(0.01)
Per share income tax impact of non-GAAP adjustments[3]	—	0.15
Non-GAAP diluted EPS	$0.60	$0.43

(1)
Beginning in Q1 FY18, the company will no longer be excluding non-restructuring property and equipment impairment charges from its non-GAAP financial metrics. To ensure its financial results are comparable, the company has recast FY16 and FY17, by quarter, to reflect the previously excluded impairments now being included in non-GAAP SG&A. For additional details, please refer to the attached supporting schedule titled “FY16 and FY17 Recast Non-GAAP Segment Information."

(2)
Represents cathode ray tube (CRT) and LCD litigation settlements reached, net of related legal fees and costs. Settlements relate to products purchased and sold in prior fiscal years. Refer to Note 12, Contingencies and Commitments, in the Notes to Consolidated Financial Statements included in the company’s Annual Report on Form 10-K for the fiscal year ended January 28, 2017, for additional information.

(3)
Income tax impact of non-GAAP adjustments is the summation of the calculated income tax charge related to each non-GAAP non-income tax adjustment. The non-GAAP adjustments relate primarily to adjustments in the United States and Canada. As such, the income tax charge is calculated using the statutory tax rates of 38.0% for the United States and 26.6% for Canada, applied to the non-GAAP adjustments of each country, which are detailed in the Domestic and International segment reconciliations above, respectively.

BEST BUY CO., INC.
FY16 and FY17 RECAST NON-GAAP SEGMENT INFORMATION
CONTINUING OPERATIONS
($ in millions, except per share amounts)
(Unaudited and subject to reclassification)

Beginning in Q1 FY18, the company will no longer be excluding non-restructuring property and equipment impairment charges from its non-GAAP financial metrics. When the company began to execute its Renew Blue transformation in Q4 FY13, it adopted a change to non-GAAP reporting to exclude non-restructuring property and equipment impairment charges from non-GAAP results. From that point, until Q4 FY17, the company believed that reporting non-GAAP results that excluded these charges provided a supplemental view of the company's ongoing performance that was useful and relevant to its investors. Now that Renew Blue has ended and Best Buy 2020: Building The New Blue has officially launched, the company believes it is no longer necessary to adjust for non-restructuring property and equipment impairments in its non-GAAP reporting. The company believes that future such impairments will predominantly be immaterial and incurred in the ordinary scope of ongoing operations. Accordingly, commencing in Q1 FY18, the company no longer plans to adjust for non-restructuring property and equipment impairments.

The following tables provide the recast non-GAAP financial information to conform with this presentation, including applicable income tax effects, at the Enterprise, the Domestic segment and the International segment levels for FY16 and FY17, by quarter. Note there were no changes to the company's previously reported GAAP financial information and a complete GAAP to non-GAAP reconciliation for FY16 and FY17, by quarter, is also attached as Exhibit 99.2 in the company's 8-K filed on May 25, 2017, and is available on the company's investor relations website at www.investors.bestbuy.com.

Enterprise - Non-GAAP Continuing Operations
	Q1 FY16	Q2 FY16	Q3 FY16	Q4 FY16	FY16	Q1 FY17	Q2 FY17	Q3 FY17	Q4 FY17	FY17
Revenue	$8,558	$8,528	$8,819	$13,623	$39,528	$8,443	$8,533	$8,945	$13,482	$39,403
Recast change H / (L)	—	—	—	—	—	—	—	—	—	—
Gross Profit	1,960	2,085	2,111	2,948	9,104	1,962	2,062	2,203	3,030	9,257
Recast change H / (L)	—	—	—	—	—	—	—	—	—	—
SG&A	1,752	1,807	1,873	2,167	7,599	1,722	1,772	1,890	2,140	7,524
Recast change H / (L)	11	14	9	27	61	5	3	8	10	26
Operating Income	208	278	238	781	1,505	240	290	313	890	1,733
Recast change H / (L)	(11)	(14)	(9)	(27)	(61)	(5)	(3)	(8)	(10)	(26)
Income tax expense	71	97	83	259	510	85	97	112	267	561
Recast change H / (L)	(4)	(5)	(3)	(11)	(23)	(2)	(1)	(3)	(4)	(10)
Net Earnings	124	165	138	508	935	141	183	193	615	1,132
Recast change H / (L)	(7)	(9)	(6)	(16)	(38)	(3)	(2)	(5)	(6)	(16)
Diluted EPS	$0.35	$0.47	$0.40	$1.48	$2.67	$0.43	$0.57	$0.60	$1.93	$3.51
Recast change H / (L)	$(0.02)	$(0.02)	$(0.01)	$(0.05)	$(0.11)	$(0.01)	$—	$(0.02)	$(0.02)	$(0.05)

Domestic Segment - Non-GAAP Continuing Operations
	Q1 FY16	Q2 FY16	Q3 FY16	Q4 FY16	FY16	Q1 FY17	Q2 FY17	Q3 FY17	Q4 FY17	FY17
Revenue	$7,890	$7,878	$8,090	$12,507	$36,365	$7,829	$7,889	$8,192	$12,338	$36,248
Recast change H / (L)	—	—	—	—	—	—	—	—	—	—
Gross Profit	1,808	1,936	1,948	2,704	8,396	1,803	1,895	2,020	2,749	8,467
Recast change H / (L)	—	—	—	—	—	—	—	—	—	—
SG&A	1,573	1,634	1,702	1,975	6,884	1,565	1,608	1,720	1,940	6,833
Recast change H / (L)	11	11	9	27	58	4	3	7	10	24
Operating Income	235	302	246	729	1,512	238	287	300	809	1,634
Recast change H / (L)	(11)	(11)	(9)	(27)	(58)	(4)	(3)	(7)	(10)	(24)

International Segment - Non-GAAP Continuing Operations
	Q1 FY16	Q2 FY16	Q3 FY16	Q4 FY16	FY16	Q1 FY17	Q2 FY17	Q3 FY17	Q4 FY17	FY17
Revenue	$668	$650	$729	$1,116	$3,163	$614	$644	$753	$1,144	$3,155
Recast change H / (L)	—	—	—	—	—	—	—	—	—	—
Gross Profit	152	149	163	244	708	159	167	183	281	790
Recast change H / (L)	—	—	—	—	—	—	—	—	—	—
SG&A	179	173	171	192	715	157	164	170	200	691
Recast change H / (L)	—	3	—	—	3	1	—	1	—	2
Operating Income	(27)	(24)	(8)	52	(7)	2	3	13	81	99
Recast change H / (L)	—	(3)	—	—	(3)	(1)	—	(1)	—	(2)

Return on Assets and Non-GAAP Return on Invested Capital
The following table includes a reconciliation to the calculation of return on total assets ("ROA") (GAAP financial measure), along with the calculation of non-GAAP return on invested capital (“ROIC”) for total operations, which includes both continuing and discontinued operations (non-GAAP financial measure) for the periods presented.

The company defines non-GAAP ROIC as non-GAAP net operating profit after tax divided by average invested capital using the trailing four-quarter average. The company believes non-GAAP ROIC is a useful financial measure for investors in evaluating the efficiency and effectiveness of the use of capital and believes non-GAAP ROIC is an important component of shareholders' return over the long term. This method of determining non-GAAP ROIC may differ from other companies' methods and therefore may not be comparable to those used by other companies.

Calculation of Return on Assets ("ROA")
	April 29, 2017[1]	April 30, 2016[1]
Net earnings including noncontrolling interests	$1,187	$997
Total assets	13,652	13,790
ROA	8.7%	7.2%

Calculation of Non-GAAP Return on Invested Capital ("ROIC")
	April 29, 2017[1]	April 30, 2016[1]
Net Operating Profit After Taxes (NOPAT)
Operating income - continuing operations	$1,782	$1,661
Operating income - discontinued operations	28	1
Total operating income	1,810	1,662
Add: Operating lease interest[2]	233	232
Add: Non-GAAP operating income adjustments[3]	(15)	(122)
Add: Investment income	37	11
Less: Income taxes[4]	(774)	(679)
Non-GAAP NOPAT	$1,291	$1,104

Average Invested Capital
Total assets	$13,652	$13,790
Less: Excess cash[5]	(3,128)	(2,903)
Add: Capitalized operating lease obligations[6]	3,879	3,869
Total liabilities	(9,205)	(9,271)
Exclude: Debt[7]	1,365	1,590
Average invested capital	$6,563	$7,075

Non-GAAP ROIC	19.7%	15.6%

(1)
Income statement accounts represent the activity for the trailing 12-months ended as of each of the balance sheet dates. Balance sheet accounts represent the average account balances for the four quarters ended as of each of the balance sheet dates.

(2)
Operating lease interest represents the add-back to operating income to properly reflect the total interest expense that the company would incur, if its operating leases were capitalized or owned. The add-back is calculated by multiplying the trailing 12-month total rent expense by 30%. This multiple is used for the retail sector by one of the nationally recognized credit rating agencies that rates the company's credit worthiness, and the company considers it to be an appropriate multiple for its lease portfolio.

(3)
Includes continuing operations adjustments for net CRT/LCD settlements, restructuring charges and other Canada brand consolidation charges in SG&A, and a discontinued operations adjustment for a gain on a property sale. Additional details regarding the non-GAAP operating income from continuing operations adjustments are included in the "Reconciliation of Non-GAAP Financial Measures" schedule within our quarterly earnings releases. For additional details on the operating income from discontinued operations adjustment, refer to Note 2, Discontinued Operations, in the Notes to Consolidated Financial Statements included in the company’s Form 10-Q for the fiscal quarter ended July 30, 2016. Beginning Q1 FY18, non-restructuring property and equipment impairments within SG&A have been removed from the reconciliation of non-GAAP financial measures. The prior period calculations have been updated to reflect these changes. For additional details on the change, refer to the "Reconciliation of Non-GAAP Financial Measures" schedule within this earnings release.

(4)
Income taxes are calculated using a blended statutory rate at the Enterprise level based on statutory rates from the countries in which the company does business, which is primarily made up of a 38.0% rate in the United States and a 26.6% rate in Canada.

(5)
Cash and cash equivalents and short-term investments are capped at the greater of 1% of revenue or actual amounts on hand. The cash and cash equivalents and short-term investments in excess of the cap are subtracted from the company’s calculation of average invested capital to show their exclusion from total assets.

(6)
Capitalized operating lease obligations represent the estimated assets that the company would record, if the company's operating leases were capitalized or owned. The obligation is calculated by multiplying the trailing 12-month total rent expense by the multiple of five. This multiple is used for the retail sector by one of the nationally recognized credit rating agencies that rates the company's credit worthiness, and the company considers it to be an appropriate multiple for its lease portfolio.

(7)
Debt includes short-term debt, current portion of long-term debt and long-term debt and is added back to the company’s calculation of average invested capital to show its exclusion from total liabilities.